Exhibit 3.2

State of Delaware
Secretary of State
Division of Corporations
Delivered 09:58 AM 06/06/2007
FILED 09:52 PM 06/06/2007
SRV 070677280 - 3319870 FILE

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

ALTERNATIVE PAYMENT SYSTEMS, INC.

ALTERNATIVE PAYMENT SYSTEMS, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware.

DOES HEREBY CERTIFY:

FIRST: That at a meeting of the Board of Directors of ALTERNATIVE PAYMENT SYSTEMS, INC. resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Certificate of Incorporation of this corporation be amended by changing the Article thereof numbered "FIRST" so that, as amended said Article shall be and read as follows:

FIRST: The name of the corporation is Trustcash Holdings, Inc.

SECOND: That thereafter, pursuant to resolution of its Board of Directors, a special meeting of the stockholders of said corporation was duly called and held, upon notice in accordance with Section 222 of the General Corporation law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said ALTERNATIVE PAYMENT SYSTEMS, INC. has caused this certificate to be signed by its Authorized Officer this 5th day of June, 2007.

                        /s/ F. Kent Carasquero
        BY: _________________________________-Signature

F. Kent Carasquero

Name: _______________________________-please print

President, F. Kent Carasquero

Title:  _______________________________-please print